Exhibit 99.1

Reminder: SOX Notice Regarding Insider Trading During the Sigma-Aldrich 401(k) Retirement Savings Plan Blackout Period

November 10, 2015

Dear Director or Executive Officer of Sigma-Aldrich,

The necessary antitrust clearances for the acquisition by Merck KGaA, Darmstadt, Germany (“Merck”), of all of the issued and outstanding shares of common stock of Sigma-Aldrich Corporation (the “Transaction”) have been obtained and the closing date of the Transaction has been scheduled. Certain restrictions will be imposed on activities in the Sigma-Aldrich 401(k) Retirement Savings Plan (the “401(k) Plan”) in order to facilitate the liquidation of Sigma-Aldrich common stock held in the Sigma-Aldrich Stock Fund of the 401(k) Plan during the “blackout period.”

Because a blackout period will be imposed, applicable law prohibits you, as directors and executive officers of Sigma-Aldrich, from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of Sigma-Aldrich common stock or other equity securities of Sigma-Aldrich. Applicable law and the Company’s Stock Trading Policy also prohibit your buying or selling options to acquire common stock and other derivative securities at any time, including during the blackout period described above.

Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered by these rules. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Please note that the exchange of Sigma-Aldrich shares for cash pursuant to the terms of the Merger Agreement with Merck is not covered by these restrictions either.

Given the complexity of these rules, you are urged to avoid any discretionary change in your beneficial ownership of Sigma-Aldrich equity securities during the blackout periods. Even if you think an exception applies to you, we ask that you not trade ANY Sigma-Aldrich security or derivative during the blackout periods, unless you have advance written permission from the General Counsel of Sigma-Aldrich.

The blackout period is estimated to begin as of market close (4:00 p.m. Eastern time) on November 10, 2015 and end approximately ten (10) business days later. At any time after receiving this notice, you can determine whether the blackout period has started or ended by calling Fidelity at 1-800-835-5098, Monday through Friday, 8:30 a.m. to 8:00 p.m. Eastern time.

While we expect the blackout period to last no more than the period described above, we can extend the blackout period or end it early if the liquidation of Sigma-Aldrich common stock is completed more slowly or quickly than anticipated. At any time after receiving this notice, you can determine whether the blackout period has started or ended by calling Fidelity at 1-800-835-5098, Monday through Friday, 8:30 a.m. to 8:00 p.m. Eastern time.

If you have any questions concerning this notice, the blackout period or the transaction please contact the Associate General Counsel, Koby Kreinbring, at (314) 286-8359 or by mail at Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103. In addition, for a period of two years thereafter, you can confirm without charge the beginning and ending dates of the blackout period by contacting the Associate General Counsel, Koby Kreinbring, at (314) 286-8359 or by mail at Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.